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                                                                   EXHIBIT 10.27
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                                      FSI

                              1996 INCENTIVE PLAN



1.   PURPOSE

     The purposes of the FSI 1996 Incentive Plan are to attract, motivate and retain high caliber employees who play significant roles in the attainment of annual corporate and divisional performance targets.

2.   DESCRIPTION

     The Plan provides for cash awards if FSI and/or its operating divisions have met or exceeded preestablished Performance Targets.

3.   DEFINITIONS

     When used in the Plan these words and phrases shall have these meanings:

          "Annual Base Earnings": a Participant's base salary or wages during the Company's 1996 fiscal year, exclusive of incentive, sales or discretionary bonuses, sales commissions or any other form of cash compensation and without regard to any deductions for taxes, or pre-tax deductions under the Company's benefit plans. The determination of Annual Base Earnings rests solely with the Company and its determination shall be final, binding and conclusive.

          "Award":  a cash award granted under the Plan.

          "Board":  the Board of Directors of FSI.

          "Committee": a committee consisting of FSI's Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Vice President, Quality and Human Resources.

          "Company": FSI International, Inc., its subsidiaries and their successors or assigns.

          "Covered Position": a position with the Company which is within one of the salary bands to which the Plan applies.



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          "Division":  one or more of FSI's operating divisions, including
     Chemical Management (which includes Applied Chemical Solutions), Microlithography and Surface Conditioning.

          "FSI":  FSI International, Inc. and its successors or assigns.

          "Goal": the level of financial performance established by the Committee for the Company or a Division that meets the respective Company or Division's financial objectives for the 1996 fiscal year.

          "Eligible Employee": a person who during the 1996 fiscal year was a regular full-time salaried employee of the Company and who, in the opinion of the Committee, is a key employee whose performance contributed to the successful performance of the Company and is in a salary band to which the Plan applies.

          "Maximum": the level of financial performance established by the Committee for the Company or a Division that yields the maximum possible Award under the Plan for that Company or Division and is 120% of the Goal for the Company or the respective Division.

          "Participant": an Eligible Employee to whom an Award has been made under the Plan.

          "Performance Targets": the Threshold, Goal and Maximum financial performance targets established by the Committee for the Company and each Division.

          "Plan":  this 1996 Incentive Plan.

          "Threshold": the level of financial performance established by the Committee for the Company or a Division necessary to result in an Award under the Plan and which is 85% of Goal for the Company or the respective Division.

4.   PLAN ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall have all necessary powers to administer and interpret the Plan, such powers to include the authority to select Eligible Employees to whom awards may be granted under the Plan and to determine the eligibility for and the amount of any Award to be granted to any Eligible Employee, except that the aggregate amount of Awards to be granted by the Committee to all Eligible Employees shall be approved by the Board or the Board's Compensation Committee. The Committee shall have full power and authority to adopt such rules and regulations for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, the determination of any Awards, and all actions taken and

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     determinations made by the Committee pursuant to the powers vested in it, shall be final, conclusive and binding on all parties.

5.   PLAN YEAR

     The Plan Year is the Company's 1996 fiscal year.

6.   EFFECTIVE DATE

     The effective date of the Plan will be the first day of the 1996 fiscal year.

7.   PARTICIPATION AND NOTIFICATION

     Eligible Employees in the Plan shall be selected by the Committee from among the Company's employees based upon such criteria as the Committee may from time to time determine including an employee's salary band level and position with the Company. Except for Participants who are subject to a non-compete pursuant to a Management Agreement with the Company, participation in the Plan is conditioned upon the employee's entering into a new form of non-compete and invention assignment and non-disclosure agreement or an invention assignment and non-disclosure agreement with the Company which may in some cases replace an existing agreement between the employee and the Company.

     Near the beginning of the Plan Year, Eligible Employees will be notified of their eligibility for participation in the Plan. Eligibility in any one year does not automatically qualify a Participant for future years' Plans.

     Employees first hired or promoted into a Covered Position during the Plan Year are eligible for participation in the Plan on a pro-rata basis and, if selected by the Committee will be so notified. An individual who transfers from one Division to another, from a Division to a Core Competency Center ("CCC") or vice versa or from one Covered Position to another within the same Division or CCC shall be entitled to a pro-rated Award based upon the Covered Positions held during the Plan Year. As to each such Covered Position, the pro-ration shall be based upon the Award the individual would have received had he or she been in that Covered Position the entire year times a fraction the numerator of which is the number of days during the Plan Year the individual served in such position and the denominator of which is 365.

     Eligible Employees in this Plan shall not be eligible to participate in any other Company incentive or sales commission plan unless authorized in writing by the Committee and the Compensation Committee of the Board.

     In order to be eligible for an Award under the Plan, an Eligible Employee must be actively employed in a Covered Position on the last day of the Plan Year.

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     If as of the end of the Plan Year an Eligible Employee is on a Performance
     Improvement Plan ("PIP") due to job performance issues (e.g. a performance review rating of less than 70), then such individual shall not receive an Award or Awards to which he or she would otherwise be entitled to under the Plan, unless each of the following criteria are met:

     . The Company determines the individual has satisfactorily completed the PIP written 90 days following the commencement of the PIP; and

     . The Employee is employed in a Covered Position as of the date the PIP is satisfactorily completed.

8.   GRANTING OF AWARDS

          (A) Near the beginning of the Plan Year, the Committee established in writing the Performance Targets for the Company and the Divisions. In each case, there is a Threshold, Goal and Maximum financial objective established for the Company and each of the Divisions. The Performance Targets are comprised of specified annual levels of one or more performance criteria that the Committee may deem appropriate, including, but not limited to, such matters as: earnings per share, net income, operating income, operating income as a percent of net sales, return on assets, return on investment or the like. In determining whether such Performance Targets have been achieved, the Committee may disregard or offset the effect of any special charges or gains or the cumulative effect of a change in accounting in determining the attainment of one or more Performance Targets.

          (B) Prior to or soon after the beginning of the Plan Year, the Committee, in consultation with the appropriate members of the Company's management, shall determine the percentage of Annual Base Earnings that each Eligible Employee shall be entitled to receive if Threshold, Goal or Maximum Performance Targets are achieved and if certain levels between Goal and Maximum, i.e., 105%, 110% and 115% of Goal are achieved. Eligible Employees shall be classified in one of several tiers for determination of what is the appropriate percentage of Annual Base Earnings upon which their total potential Award is to be based. Each Eligible Employee will be notified as to the percentage applicable to such employee and the master list will be kept by the Committee or its designee. Eligible Employees who perform services primarily on behalf of a Division are eligible for Awards based upon the achievement of Performance Targets by the Company and by their Division. In such cases, the Company's Performance Target is weighted 40% and the Division's Performance Target is weighted 60%.

          (C) After the completion of the Plan Year, the Committee shall determine the level of achievement as compared to the pre-established Performance Targets. If

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     Threshold for the Company or the applicable Division has not been achieved, there shall be no Awards pursuant to the Plan to the Eligible Employees covered thereby with respect to those Performance Targets. Financial performance in excess of Maximum will not result in any additional payments pursuant to the terms of the Plan.

          (D) The Committee shall have complete discretion with respect to the determination of the attainment of the Performance Targets, the Eligible Employees to whom Awards shall be granted and the determination of eligibility.

9.   PAYMENT OF AWARDS

     Awards shall be authorized only after consultation with the Board or its Compensation Committee. Awards under the Plan shall be paid in cash generally within 90 days following the end of the Plan Year. The Plan shall at all times be entirely unfunded. No provision shall at any time be made with respect to segregating assets of the Company for payment of any distributions hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award.

10.  TERMINATION OF EMPLOYMENT

     All potential awards under this Plan are forfeited if an employee's employment with the Company is terminated either voluntarily or involuntarily prior to the end of the Plan Year except due to death, disability or retirement.

11.  FORFEITURES.

     If an Eligible Employee received an Award, FSI, by action of the Committee, will have the right and option (the "Repayment Right') to require the Employee or his or her legal representative to repay the Award if the Eligible Employee (i) has engaged in competition with the Company during the Plan Year or within six months thereafter (the "Applicable Period") that the Committee concludes is detrimental to the Company, (ii) has made an unauthorized disclosure of material non-public or confidential information of the Company during the Applicable Period, (iii) has committed a material violation of any applicable business plans, policies or practices of the Company during the Applicable Period, or (iv) has engaged in conduct reflecting dishonesty or disloyalty to the Company during the Applicable Period.

     In addition, the Committee, may terminate the Eligible Employee's participation in the Plan if it determines that the Eligible Employee has engaged or intends to engage in the activities described in (i)-(iv) above.

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     The decision to exercise the Repayment Right will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case.

     Such Repayment Right may be exercised by the Committee within 90 days after the Committee's discovery of an occurrence that entitles it to exercise its Repayment Right (but in no event later than 270 days after the end of the Plan Year). Such Repayment Right will be deemed to be exercised upon the Company's mailing written notice of such exercise, postage prepaid, addressed to the Eligible Employee at the Eligible Employee's most recent home address as shown on the personnel records of the Company.

     Receipt of an Award by an Eligible Employee constitutes an agreement on the Eligible Employee's behalf and on behalf of the Eligible Employee's legal representative or permitted assigns, as the case may be, to deliver to the Company, on the date specified in such notice, which date will not be less than 10 nor more than 30 days after such notice, a certified or cashier's check for the amount of the Award for which the Repayment Right has been exercised.

12.  DEATH, DISABILITY OR RETIREMENT OF A PARTICIPANT

     In the event that a Participant dies, becomes permanently disabled or retires during the Plan Year, a pro-rated Award may be made. The pro-rated Award, if any, will be made based on the number of months actively employed during the Plan Year and such other criteria as the Committee shall determine.

13.  EMPLOYMENT

     Participation in this Plan does not confer or infer that an Eligible Employee has any right to continued employment with the Company. There is no employment agreement or right associated with participation in this Plan, nor does participation in this Plan restrict the Company's ability to terminate the employment of an Eligible Employee at any time for any reason.

14.  GOVERNMENT AND OTHER REGULATIONS

     The obligation of the Company to make payments or distributions under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.

15.  TAX WITHHOLDING

     The Company shall have the right to deduct from all Awards any federal, state, local or foreign taxes as required by law to be withheld with respect to such cash payments. Tax withholding from the Award will be based on applicable withholding rates, unless the Participant submits a written request to have withholding at a different rate and such is permitted by law. All tax liabilities will remain the responsibility of the Participant.

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16.  BENEFICIARIES

     Any payment due to a deceased Participant shall be made to the Participant's surviving spouse. If a Participant does not have a surviving spouse, payment shall be made to the Participant's legal representative.

17.  NON-TRANSFERABILITY

     No Award payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void except, in the event of an Employee's death, to the Employee's surviving spouse or in the absence of a surviving spouse by will or the laws of descent and distribution. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any distribution under the Plan.

18.  INDEMNIFICATION

     The members of the Board, its Compensation Committee and the Committee shall be defended, indemnified and held harmless by FSI against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by them in satisfaction of judgment in any such action, suit or proceeding against them. They shall give FSI an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification and defense shall not be exclusive of any other rights of indemnification to which they may be entitled under FSI's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the FSI may have to indemnify them or hold them harmless.

19.  RELIANCE ON REPORTS

     The Board, its Compensation Committee and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons other than themselves. In no event shall they be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

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20.  RELATIONSHIP TO OTHER BENEFITS

     No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company unless specifically so provided under such plan.

21.  EXPENSES

     The expenses of administering the Plan shall be borne by the Company.

22.  TITLES AND HEADINGS

     The titles and headings of the section in the Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

23.  GENDER AND NUMBER

     Except when otherwise indicated by the context, reference to the masculine gender, shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

24.  AMENDMENTS AND TERMINATION

     The Board may at any time terminate the Plan, and the Board or the Plan's Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.

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